Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Executes Letter of Intent to

Acquire Louisiana & Texas Industrial Gas Distributor that Generates
Over $1.6 Million of Annualized Revenue

TAMPA, FL – October 3, 2017 -- MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that the Company entered into a Letter of Intent to acquire a Louisiana based independent industrial gas and welding supply business expected to generate over $1.6 million in annualized revenues for 2017. This acquisition would represent a 47% increase in MagneGas revenues compared to the Company’s 2016 revenues. The upfront cash consideration for the transaction is $2,000,000, plus an additional $1,000,000 in MagneGas common stock. The Company expects to close the transaction by the end of 2017.

Ermanno Santilli, Chief Executive Officer of MagneGas, stated, “We continue to execute on our plan to acquire strong, well run distributors in new markets where we can fully leverage our key competitive advantages. This acquisition gives MagneGas immediate client penetration in Louisiana and East Texas. These regions are some of the strongest markets for industrial gas sales in the US today. This market is booming with the resurgence of the petroleum and natural gas markets, and we are eager to play a role in the rebuilding of the local economy after the devastation of hurricane Harvey.”

Scott Mahoney, CFO of MagneGas, commented, “This acquisition marks the next step in our acquisition strategy. We have a clearly defined plan to expand our footprint in each of the major markets for industrial gas sales across the US, including Texas and California. We took our first step in this process last week with our announcement of an LOI to acquire an industrial gas distributor in the San Diego market, and we are pleased to demonstrate further progress in the Louisiana and Texas markets as well. We believe that making modest investments in high growth markets, combined with the competitive advantage of MagneGas2® as a powerful lead-in product will enable us to continue to grow well above the industry norms. We see this as a highly accretive transaction that will impact top line growth and bottom line profitability in 2018 and beyond.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.